                                                                     Exhibit 2.1

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                              ACQUISITION AGREEMENT

                                  by and among

                                 VOXWARE, INC.,
                         VERBEX ACQUISITION CORPORATION
                                       and
                                  INROAD, INC.




                            Dated as of April 4, 2000




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

                                TABLE OF CONTENTS

                                                                         Page

I.  DEFINITIONS.............................................................1

II.  PURCHASE AND SALE OF ASSETS............................................3
        Section 2.1   Purchase and Sale of Assets...........................3
        Section 2.2   Excluded Assets.......................................4
        Section 2.3   Excluded Liabilities; Assumed Contracts...............4
        Section 2.4   License Agreements....................................5
        Section 2.5   Closing...............................................5
        Section 2.6   Consideration for Assets..............................5
        Section 2.7   Royalties.............................................6
        Section 2.8   Transfer of Assets....................................7
        Section 2.9   Allocation of Purchase Price..........................7

III. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.......................7
        Section 3.1   Representations and Warranties Accurate...............7
        Section 3.2   Performance by Seller.................................7
        Section 3.3   Certificate...........................................7
        Section 3.4   Opinion of Counsel for Seller.........................8
        Section 3.5   Legal Prohibition.....................................8
        Section 3.6   Permits, Waivers, Orders, Etc.........................8
        Section 3.7   Secretary's Certificate...............................8
        Section 3.8   Closing Matters.......................................9
        Section 3.9   Supplemental Disclosure...............................9
        Section 3.10  Other Agreements......................................9

IV.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER..........................9
        Section 4.1   Representations and Warranties Accurate...............9
        Section 4.2   Performance by Purchaser..............................9
        Section 4.3   Certificate...........................................9
        Section 4.4   Legal Prohibition.....................................9
        Section 4.5.  Opinion of Counsel for Purchaser and Voxware..........9
        Section 4.6.  Closing Matters......................................10
        Section 4.7.  Other Agreements.....................................10

V.  INDEMNIFICATION........................................................10
        Section 5.1   Survival of Representations and Warranties...........10
        Section 5.2   Seller's Indemnity...................................10
        Section 5.3   Purchaser's Indemnity................................11

                                      -i-
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        Section 5.4   Limitation...........................................12
        Section 5.5   Subsequent Tax Liability Indemnification.............12
        Section 5.6   Notice and Defense of Claims.........................12
        Section 5.7   Reimbursement........................................12

VI.  REPRESENTATIONS AND WARRANTIES OF SELLER..............................13
        Section 6.1   Organization and Qualification.......................13
        Section 6.2   Due Authorization; No Conflict.......................13
        Section 6.3   Title to and Condition of Assets.....................14
        Section 6.4   Financial Information................................15
        Section 6.5   Taxes................................................15
        Section 6.6   Events Subsequent to the Interim Balance Sheet Date..16
        Section 6.7   Assumed Contracts....................................16
        Section 6.8   Litigation...........................................16
        Section 6.9   Compliance with Law..................................17
        Section 6.10  Brokers..............................................17
        Section 6.11  Intellectual Property................................17
        Section 6.12  Assets...............................................17
        Section 6.13  No Product Liabilities; Product Warranties...........17
        Section 6.14  Disclosure...........................................18

VII. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND VOXWARE...............18
        Section 7.1   Organization.........................................18
        Section 7.2   Due Authorization; No Conflict.......................18
        Section 7.3   SEC Filings..........................................19
        Section 7.4   No Material Adverse Change...........................20
        Section 7.5   Brokers..............................................20

VIII.  COVENANTS...........................................................20
        Section 8.1   Conduct and Preservation of Business.................20
        Section 8.2   Access to Information; Confidentiality...............20
        Section 8.3   Filings and Authorizations...........................20
        Section 8.4   Public Announcements.................................21
        Section 8.5   Schedules............................................21

IX.  CERTAIN ACTIONS AFTER THE CLOSING.....................................21
        Section 9.1   Maintenance of Books and Records.....................21
        Section 9.2   Tax Returns Through Closing..........................22
        Section 9.3   Purchaser to Act as Agent for Seller.................22
        Section 9.4   Delivery of Property Received by Seller or Purchaser
                      After Closing........................................22
        Section 9.5   Purchaser Appointed Attorney for Seller..............22

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        Section 9.6   Further Assurances...................................23

X.  TERMINATION............................................................23
        Section 10.1  Termination Events...................................23
        Section 10.2  Effect of Termination................................23

XI.  MISCELLANEOUS.........................................................24
        Section 11.1  Expenses.............................................24
        Section 11.2  Risk of Loss.........................................24
        Section 11.3  Amendment............................................24
        Section 11.4  Entire Agreement.....................................24
        Section 11.5  Headings.............................................24
        Section 11.6  Notices..............................................24
        Section 11.7  Severability.........................................25
        Section 11.8  Waiver...............................................25
        Section 11.9  Governing Law........................................26
        Section 11.10 Force Majeure........................................26
        Section 11.11 Third Parties........................................26
        Section 11.12 Counterparts.........................................26

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                                    EXHIBITS
                                    --------

Exhibit A                  Form of Escrow Agreement
---------
Exhibit B                  Form of HDH License
---------
Exhibit C                  Form of Rights Agreement
---------
Exhibit D                  Form of Opinion of Counsel for Seller
---------
Exhibit E                  Form of Opinion of Counsel for Purchaser and Voxware
---------

                           SCHEDULES
                           ---------

Schedule 2.1(a)            Fixed Assets
Schedule 2.1(b)            Existing Units and Spare Parts
Schedule 2.1(d)            Intellectual Property
Schedule 2.2               Excluded Assets
Schedule 2.3               Assumed Contracts
Schedule 2.9               Allocation of Purchase Price
Schedule 6.2               Consents; Waivers
Schedule 6.3               Title and Condition of Assets
Schedule 6.7               Assumed Contracts
Schedule 6.8               Litigation
Schedule 6.11              Intellectual Property
Schedule 6.13              Product Warranty Payments
Schedule 7.2               No Conflict

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

     ACQUISITION AGREEMENT, dated as of April 4, 2000, by and among Voxware, Inc., a Delaware corporation ("Voxware"), Verbex Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Voxware ("Purchaser"), and InRoad, Inc., a Delaware corporation ("Seller").

     WHEREAS, Purchaser desires to purchase, and Seller desires to sell, the assets used in connection with the conduct of the Business (as defined herein).

     NOW, THEREFORE, in reliance upon the covenants and agreements set forth herein, the parties hereto agree as follows:

                                 I. DEFINITIONS
                                    -----------

     The following terms shall have the following respective meanings for all purposes of this Agreement:

     "Affiliate" or "affiliate"means, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in this definition of "Affiliate," the term "control" and any derivative thereof means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

     "Agreement" means this Acquisition Agreement, as it may be from time to time amended.

     "Assets" has the meaning set forth in Section 2.1.

     "Assumed Contracts" has the meaning set forth in Section 2.3.

     "Business" means the business operations previously conducted by Seller relating to the design and manufacture of network computer hardware products; provided that, "Business" shall not include the HDH Business.

     "Closing" means the completion of the acquisition of the Assets pursuant to this Agreement.

     "Closing Date" means the date the Closing takes place.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" means the common stock, par value $.001 per share, of Voxware.

     "Escrow Agent" means United States Trust Company of New York.

     "Escrow Agreement" means the agreement, dated the Closing Date, by and among Seller, Purchaser and the Escrow Agent, a form of which is attached hereto as Exhibit A.
   ---------

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Excluded Assets" has the meaning set forth in Section 2.2.

     "Exclusive Markets" has the meaning set forth in Section 2.4.

     "Existing Unit" has the meaning set forth in Section 2.7.

     "HDH Business" means Seller's business activities concerning the development and manufacture of Headset Display Hardware.

     "HDH License" has the meaning set forth in Section 2.4.

     "Headset Display Hardware" means Seller's headset display hardware, comprising SVGA microdisplay controller electronics, viewing optics, drive electronics, speaker, microphone and x-windows client/server firmware ports to Inquire and customized for the display controller.

     "Indemnified Party" has the meaning set forth in Section 5.6.

     "Indemnifying Party" has the meaning set forth in Section 5.6.

     "Intellectual Property" has the meaning set forth in Section 2.1(d).

     "Interim Balance Sheet" has the meaning set forth in Section 6.4.

     "Interim Balance Sheet Date" has the meaning set forth in Section 6.4.

     "Material Adverse Change" means an occurrence or event which has had or is reasonably likely to have a material adverse effect on the business operations, assets, liabilities or condition (financial or otherwise) of the affected Person.

     "Mutual Nondisclosure Agreement" means the mutual nondisclosure agreement, dated July 26, 1999, between Purchaser and Seller, as may be amended from time to time.

     "Payment Shares" has the meaning set forth in Section 2.6(b).

     "Permits" means all permits, licenses, registrations, approvals, qualifications, consents and other authorizations necessary for the lawful conduct, ownership and operation of the Business.

     "Permitted Encumbrances" has the meaning set forth in Section 6.3(a).

     "Person" means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

     "Rights Agreement" means the Stock Restriction and Registration Rights Agreement, dated the Closing Date, by and among Voxware, Purchaser and Seller, a form of which is attached hereto as Exhibit C.
                                    ---------

     "Royalties" has the meaning set forth in Section 2.7.

     "Royalty Period" means the period of time from the Closing Date to, and including, the fifth anniversary of the Closing Date.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Seller Financial Statements" has the meaning set forth in Section 6.4(a).

     "Taxes" has the meaning set forth in Section 6.5(a).

     "Transaction Agreements" means the Escrow Agreement, Warrants, the HDH License and the Rights Agreement.

     "Transaction Costs" mean all financial, tax, accounting, consulting, finders, investment banking, legal, advisory and similar fees, commissions and expenses incurred by Seller in connection with the consummation of the transactions contemplated hereby.

     "Warrants" has the meaning set forth in Section 2.6(c).

     "Warrant Shares" has the meaning set forth in Section 2.6(d).

                         II. PURCHASE AND SALE OF ASSETS
                             ---------------------------

     Section 2.1 Purchase and Sale of Assets. At the Closing, upon the terms and
                 ---------------------------
subject to the conditions contained herein, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all right, title and interest of Seller in and to the following assets of Seller related to the Business (except for Excluded Assets, as defined in Section 2.2 below) (collectively, the "Assets"), free and clear of all liens, pledges, encumbrances and charges of every kind (except for Permitted Encumbrances):

        (a) all machinery, equipment, furniture and fixtures, computers, computer hardware and software, system software, manufacturing systems (including tooling), tools, supplies and other tangible assets of Seller related to the Business, including, without limitation, those described in Schedule
                                                                   --------
2.1(a);
------

        (b) all Seller's inventories of raw materials, work-in-process, Existing Units, spare parts and packaging materials used or useful in the conduct of the Business, including, without limitation, those Existing Units and spare parts described in Schedule 2.1(b);
             ---------------

        (c) the following operating data and records of Seller relating to the
Business: customer, supplier and distribution lists and records, production reports and records, equipment logs, and operating guides and manuals;

        (d) all industrial and intellectual property rights used or useful in the Business (other than those used exclusively in the HDH Business, except as set forth in Section 2.4 hereof), including, without limitation, patents, pending patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, know-how, franchises, licenses, trade secrets, proprietary processes and formulae, technologies, methods, plans, research data, marketing plans and strategies, forecasts, product designs, fabrication data, research and development, operating rights, software (including, without limitation, all source codes and object codes), permits, licenses and other intellectual property used in the Business (other than those used exclusively in the HDH Business, except as set forth in Section 2.4 hereof) (collectively "Intellectual Property"), including, without limitation, all such property and rights listed on Schedule 2.1(d).
   ---------------

        (e) all continuing manufacturer's warranties relating to any of the Assets (but excluding any claims thereunder accrued prior to the Closing Date); and

        (f) all rights and benefits accruing to Seller under those certain licenses and other contracts identified as Assumed Contracts on Schedule 2.3.
                                                                ------------

     Section 2.2 Excluded Assets. Anything to the contrary in Section 2.1
                 ---------------
notwithstanding and subject to Section 2.4, the Assets shall exclude, and Purchaser shall not acquire, (a) any cash or cash equivalents in hand or in bank accounts, (b) any accounts receivable, (c) any patents and pending patents, proprietary information or technology and related physical assets (completed units and related work-in-process inventory) related to the HDH Business, (d) any real property or rights or agreements relating to real property, (e) claims or causes of action arising in the conduct of the Business prior to the Closing Date, (f) insurance contracts and rights thereunder, (g) any other contracts or agreements entered into in connection with the Business (other than Assumed Contracts as specified in Schedule 2.3) and rights thereunder, (h) any Permits,
                          ------------
and (i) those items specifically set forth in Schedule 2.2 hereto (collectively,
                                              ------------
the "Excluded Assets").

     Section 2.3 Excluded Liabilities; Assumed Contracts. The parties hereto
                 ---------------------------------------
agree that Purchaser shall not assume, pay, discharge, become liable for or perform when due, and Seller shall not cause Purchaser so to assume, pay, discharge, become liable for or perform, any liabilities (contingent or otherwise), debts, contracts, commitments and other obligations of Seller of any nature whatsoever, except liabilities arising in connection with the operation of the Business by the Purchaser after the Closing Date under the licenses and other contracts set forth on Schedule 2.3 hereto (the "Assumed Contracts"),
                             ------------
which licenses and contracts Purchaser specifically assumes as of the Closing Date.

     Section 2.4 License Agreements. (a) On or prior to the Closing Date, Seller
                 ------------------
shall grant to Purchaser an exclusive, worldwide object and source code license to use the Headset Display Hardware (including any improvements thereto by Seller and derivative works thereof) within the industrial, package sorting, warehouse and military spaces (the "Exclusive Markets") pursuant to the cross-license agreement in the form attached hereto as Exhibit B (the "HDH
                                                       ---------
License"). Purchaser shall have the right to assign this license or to sublicense with the prior written consent of Seller, such consent shall not be unreasonably withheld.

        (b) On the Closing Date, as part of the HDH License, Purchaser shall grant to Seller an object and source code license to use, in all markets that are not Exclusive Markets, those assets that are part of the Assets (including any improvements thereto or derivative works thereof) and are useful in order to enable Seller to exploit and commercialize its technology relating to Headset Display Hardware in markets other that the Exclusive Markets. Seller shall have the right to assign this license or to sublicense with the prior written consent of Purchaser, such consent of Purchaser is not to be unreasonably withheld.

     Section 2.5 Closing. The Closing shall take place at the offices of
                 -------
Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, as soon as practicable following satisfaction of the conditions set forth in Articles III and IV hereof, or at such other date, time and place as the parties may mutually agree. Each party hereto agrees to use its reasonable efforts to satisfy promptly the conditions to the obligations of the respective parties hereto in order to expedite the Closing.

     Section 2.6 Consideration for Assets.
                 ------------------------

        (a) At the Closing, Purchaser shall deliver to Seller $240,000 by wire transfer of immediately available funds to an account specified by Seller prior to the Closing Date.

        (b) At the Closing, Purchaser shall deliver 487,500 shares of Common Stock to Seller and 162,500 shares of Common Stock to the Escrow Agent pursuant to the Escrow Agreement (all such shares of Common Stock are referred to herein as the "Payment Shares") (the number of Payment Shares having been determined in accordance with the understanding among Purchaser, Seller and Voxware that the number of Payment Shares issued by Voxware to Seller would be based on the average closing bid price of the Common Stock during the period beginning on October 20, 1999 (the date of that certain Development Agreement between Seller and Voxware) and ending on the Closing Date.

        (c) At the Closing, Purchaser shall deliver five-year warrants with an exercise price of $3.08 per share (the "Warrants") (such exercise price per share having been determined in accordance with the understanding among Purchaser, Seller and Voxware that such exercise per share would be the greater of (1) $3.00 and (2) the average closing bid price of the Common Stock during the period beginning on October 20, 1999 (the date of that certain Development Agreement between Seller and Voxware) and ending on the Closing Date) to purchase an aggregate of 325,000 shares of Common Stock as follows: Warrants to purchase 243,750 shares of Common Stock shall be delivered to Seller and Warrants to purchase 81,250 shares of Common Stock shall be delivered to the Escrow Agent under the Escrow Agreement.

        (d) All Payment Shares and all shares of Common Stock issued upon exercise of the Warrants ("Warrant Shares") shall be subject to transfer restrictions and will be entitled to be registered for resale under the Securities Act in accordance with the Rights Agreement.

        (e) Simultaneously with the Closing, Purchaser is delivering to Stratos Product Development, LLC five-year warrants with an exercise price of $3.00 per share to purchase an aggregate of 50,000 shares of Common Stock in consideration for Stratos Product Development, LLC entering into a release agreement with Seller and Purchaser.

     Section 2.7 Royalties. Purchaser shall pay (and Voxware shall cause
                 ---------
Purchaser to pay) to Seller royalties ("Royalties"), payable to Seller on a quarterly basis for a period of five (5) years from the Closing Date, due thirty
(30) days following the end of each fiscal quarter, as follows:

        (a) for each previously manufactured Inquire unit (package assembled with internal components) acquired by Purchaser at the Closing (each, an "Existing Unit"), $250 per Existing Unit (i) actually sold by Purchaser or any of its Affiliates or transferees, or (ii) cannibalized, disassembled or otherwise used or transferred in whole or in part by Purchaser or any of its Affiliates or transferees. Notwithstanding the foregoing, Purchaser shall not be obligated to pay to Seller a Royalty in connection with the 25 Inquire units transferred to Purchaser in or prior to October, 1999.

        (b) for each New Unit (as defined below), $250 per New Unit actually sold by Purchaser or any of its Affiliates, licensees, sublicensees or assignees. A "New Unit," subject to the aforementioned Royalty is defined as any computer which incorporates a RISC-based processor and/or thin-client architecture.

        (c) Royalties on all units will be reportable and payable to Seller within thirty (30) days after the end of each calendar quarter in which (i) Existing Units or New Units have been shipped by Purchaser or any of its Affiliates, licensees, sublicensees or assignees as part of a normal pilot or order in which the unit(s) are obligated to be paid for or (ii) Existing Units are cannibalized, disassembled or otherwise used or transferred in while or in part by Purchaser or any of its Affiliates or transferees. Any demos and beta site units are excluded from each quarterly royalty calculation until such units are converted to a pilot or order in which the unit(s) are obligated to be paid for. Royalties previously paid to Seller on sales of Units which are subsequently returned to Buyer by customers shall be credited against future royalty obligations. Seller shall have the right upon reasonable advance notice and no more often than once per calendar year, to have the records of the Purchaser and its Affiliates relating to the sale , cannibalization, disassembly, use or transfer of Existing Units and New Units audited. Such audit may be conducted by an independent third party acceptable to Purchaser or one of the "big five" accounting firms. Any such audit shall be conducted at Seller's sole expense unless such audit reveals an underpayment of five percent (5%) or more in any quarterly payment due to Seller in which case Purchaser shall reimburse Seller for all costs incurred in connection with such audit.

     Section 2.8 Transfer of Assets.
                 ------------------

        (a) At the Closing, Seller shall deliver to Purchaser such bills of sale, endorsements, assignments and other instruments of sale, conveyance, transfer and assignment, satisfactory in form and substance to Purchaser and its counsel, as may be reasonably requested by Purchaser, in order to convey to Purchaser good and marketable title to the Assets, free and clear of all claims, charges, equities, liens, security interests and encumbrances except as permitted by this Agreement. All sales, transfer or stamp taxes, or similar charges, payable by reason of the sale hereunder shall be borne equally by Seller and Purchaser.

        (b) Within ten (10) days of the Closing Date, Seller shall deliver to Purchaser all Existing Units and spare parts, unless Purchaser and Seller mutually agree otherwise. Seller shall pay all costs associated with the delivery of the Existing Units and spare parts, and Seller shall also assume the risk of loss in connection with the delivery to Purchaser of all Existing Units and spare parts.

     Section 2.9 Allocation of Purchase Price. The purchase price shall be
                 ----------------------------
allocated in its entirety among the Assets in accordance with Schedule 2.9
                                                              ------------
hereto. Seller and Purchaser shall file all information and tax returns (and any amendments thereto) in a manner consistent with this Section 2.9. If, contrary to the intent of the parties hereto as expressed in this Section 2.9, any taxing authority makes or proposes an allocation different from that contained in this
Section 2.9, Seller and Purchaser shall cooperate with each other in good faith to contest such taxing authority's allocation (or proposed allocation).

             III. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
                  ------------------------------------------------

     The obligation of Purchaser under this Agreement to consummate the purchase of the Assets shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, to the reasonable satisfaction of Purchaser:

     Section 3.1 Representations and Warranties Accurate. All representations
                 ---------------------------------------
and warranties of Seller contained in this Agreement (including the Schedules hereto), and all written information delivered to Purchaser by Seller on or prior to the Closing Date pursuant to this

Agreement, (i) that are qualified as to materiality shall be true in all respects on and as of the Closing Date and (ii) that are not qualified as to materiality shall be true in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties were made, and such written information was delivered, on and as of the Closing Date.

     Section 3.2 Performance by Seller. Seller shall have performed and complied
                 ---------------------
with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Seller prior to or on the Closing Date.

     Section 3.3 Certificate. Purchaser shall have received a certificate, dated
                 -----------
the Closing Date, signed by an authorized officer of Seller, certifying that the conditions set forth in Sections 3.1, 3.2 and 3.8 have been satisfied.

     Section 3.4 Opinion of Counsel for Seller. Purchaser shall have received
                 -----------------------------
from Gray Cary Ware & Freidenrich counsel to Seller, a written opinion, dated the Closing Date, substantially in the form attached hereto as Exhibit D.

     Section 3.5 Legal Prohibition. On the Closing Date, no injunction or order
                 -----------------
shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action, suit or proceeding shall have been threatened, instituted or remain pending before any court, governmental body or regulatory authority to restrain, prohibit or obtain damages in connection with the transactions contemplated by this Agreement and no adverse decision shall have been made by any court, governmental body or regulatory authority which could be reasonably anticipated to materially and adversely restrict or impair the ability of Purchaser to own the Assets or utilize the Assets in the conduct of its business. No Federal, state or local statute, rule or regulation shall have been enacted the effect of which would be to prohibit, restrict, impair or delay the consummation of the transactions contemplated hereby or restrict or impair the ability of Purchaser to own or utilize the Assets or to utilize the Assets in the conduct of its business.

     Section 3.6 Permits, Waivers, Orders, Etc. All permits, waivers, orders,
                 -----------------------------
qualifications, designations, declarations, filings, consents, rulings, approvals or other action required with or from any Federal, state or local governmental or other regulatory authority or third party in connection with the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby shall have been duly obtained and shall be reasonably satisfactory to Purchaser and its counsel, and copies thereof shall be delivered to the Purchaser at or prior to the Closing. No such permit, waiver or other action (a) shall be conditioned on the material modification, cancellation or termination of any Assumed Contract, or (b) shall impose on Purchaser or any of its Affiliates any material condition or provision or requirement with respect to the ownership of the Assets or the operation of its business that is more restrictive than or different from the conditions imposed upon such operation prior to Closing, unless Purchaser gives its prior written approval.

     Section 3.7 Secretary's Certificate. Purchaser shall have received a
                 -----------------------
certificate, dated the Closing Date, signed by the Secretary of Seller, certifying: (i) that attached thereto is a true and complete copy of the Certificate of Incorporation of Seller, which has not been amended since

February 16, 1999; (ii) that attached thereto is a true and complete copy of the By-laws of Seller as in effect on the Closing Date; (iii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and stockholders of Seller authorizing the execution, delivery and performance of this Agreement, the HDH License, the Escrow Agreement and the Rights Agreement and the consummation of the transactions contemplated hereby and thereby, that such resolutions are in full force and effect as of the Closing Date and that such resolutions are all the resolutions adopted in connection with the transactions contemplated hereby; (iv) that Seller has obtained the approval of at least 80% in interest of its stockholders of this Agreement, the sale of the Assets and the related proposed transactions; and (v) as to the incumbency and specimen signature of each officer of Seller executing this Agreement, any certificate, agreement or other instrument furnished pursuant hereto or thereto, including a certification by another officer of Seller as to the incumbency and signature of the Secretary of Seller.

     Section 3.8 Closing Matters. All proceedings (including, without
                 ---------------
limitation, the matters referred to in Section 2.8(a)) to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

     Section 3.9 Supplemental Disclosure. If Seller shall have supplemented or
                 -----------------------
amended any Schedule pursuant to its obligations set forth in Section 8.5 hereof, Purchaser shall not have given notice to Seller that, as a result of information provided to Purchaser in connection with any or all of such amendments or supplements, Purchaser has determined not to proceed with the consummation of the transactions contemplated hereby.

     Section 3.10 Other Agreements. Seller and the Escrow Agent shall have
                  ----------------
executed and delivered the Escrow Agreement, and Seller shall have executed the HDH License and the Rights Agreement.


                IV. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
                    ---------------------------------------------

     The obligation of Seller under this Agreement to consummate the sale of the Assets at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, to the reasonable satisfaction of
Seller:

     Section 4.1 Representations and Warranties Accurate. All representations
                 ---------------------------------------
and warranties of Purchaser and Voxware contained in this Agreement, and all written information delivered to Seller by Purchaser on or prior to the Closing Date pursuant to this Agreement, (i) that are qualified as to materiality shall be true in all respects on and as of the Closing Date and (ii) that are not qualified as to materiality shall be true in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties were made, and such written information was delivered, on and as of the Closing Date.

     Section 4.2 Performance by Purchaser. Purchaser shall have performed and
                 ------------------------
complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Purchaser prior to or on the Closing Date.

     Section 4.3 Certificate. Seller shall have received a certificate, dated
                 -----------
the Closing Date, signed by authorized officers of Purchaser and Voxware, to the effect that the conditions set forth in Sections 4.1 and 4.2 have been satisfied.

     Section 4.4 Legal Prohibition. On the Closing Date, no injunction or order
                 -----------------
shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action, suit or proceeding shall have been threatened, instituted or remain pending before any court, governmental body or regulatory authority to restrain, prohibit or obtain damages in connection with the transactions contemplated by this Agreement.

     Section 4.5. Opinion of Counsel for Purchaser and Voxware. Seller shall
                  --------------------------------------------
have received from Fulbright & Jaworski L.L.P., counsel for Purchaser and Voxware, a written opinion dated the Closing Date, substantially in the form attached hereto as Exhibit E.
                   ---------

     Section 4.6. Closing Matters. All proceedings to be taken by Purchaser and
                  ---------------
Voxware in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller and its counsel.

     Section 4.7. Other Agreements. Purchaser shall have executed the Escrow
                  ----------------
Agreement and the HDH License, and Voxware shall have executed the Rights Agreement and the Warrants delivered at Closing.

                               V. INDEMNIFICATION
                                  ---------------

     Section 5.1 Survival of Representations and Warranties. All representations
                 ------------------------------------------
and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of one year after the Closing Date (except, with respect to Seller, for the representations and warranties set forth in Sections 6.1, 6.2 and 6.3 which shall remain in full force and effect until three (3) years after the Closing Date), regardless of any investigation made by Purchaser or Seller or on their behalf, except as to any matters with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal; provided, however, that the representations and warranties relating to Taxes in Section 6.5 shall survive until the expiration of the applicable statute of limitations.

     Section 5.2 Seller's Indemnity. Seller shall indemnify and hold harmless
                 ------------------
Purchaser, its Affiliates (including Voxware) and their respective successors and assigns against and in respect of:

        (a) any damage, loss, cost, expense or liability (including reasonable attorneys' fees) resulting to Purchaser from any false, misleading or inaccurate representation, breach of warranty or nonfulfillment of any agreement, covenant or condition on the part of Seller under this

Agreement and the Transaction Documents or from any misrepresentation in or any omission from any certificate, list, schedule or other instrument to be furnished to Purchaser hereunder;

        (b) all liabilities and obligations of Seller of any kind or nature whatsoever (including, without limitation, any liability relating to the Assets or Business with respect to any period prior to the Closing Date), whether accrued, absolute, fixed, contingent, known or unknown, except for obligations and liabilities accruing under the Assumed Contracts after the Closing Date;

        (c) any damage, loss, cost or penalty incurred by Purchaser as a result of non-compliance by Seller with any applicable bulk transfer or similar law;

        (d) any damage, loss, cost, expense or liability (including reasonable attorneys' fees) resulting to Purchaser from any of the matters set forth on
Schedule 6.8.; and
------------

        (e) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

     This indemnity agreement in this Section 5.2 shall be the exclusive remedy of Purchaser and Voxware with respect to the matters set forth in Section 5.2(a), and shall be subject to the following limitations: (i) no claim for indemnification for the matters set forth in Section 5.2(a) shall be made until the aggregate loss or damages to Purchaser resulting therefrom exceeds $50,000;
(ii) Seller shall indemnify Purchaser in full (inclusive of the first $50,000) for any claim for indemnification under Section 5.2(a) when the losses or damages to the Purchaser resulting from therefrom exceed $50,000; and (iii) in no event shall Seller's aggregate indemnification liability with respect to the matters set forth in Section 5.2(a) exceed $1,000,000. The foregoing limitation shall not apply to Seller's indemnification obligations with respect to the matters set forth in Section 5.2(b) and (c).

     Section 5.3 Purchaser's Indemnity. Purchaser and Voxware shall indemnify
                 ---------------------
and hold harmless Seller, and its Affiliates and their respective successors and assigns against and in respect of:

        (a) any damage, loss, cost, expense or liability (including reasonable attorneys' fees) resulting to Seller from any false, misleading or inaccurate representation, breach of warranty or nonfulfillment of any agreement, covenant or condition on the part of Purchaser or Voxware under this Agreement and the Transaction Documents or from any misrepresentation in or any omission from any certificate, list, schedule or other instrument to be furnished to Seller hereunder;

        (b) all liabilities and obligations of Purchaser and Voxware of any kind or nature whatsoever whether accrued, absolute, fixed, contingent, known or unknown, including but not limited to liabilities arising after the Closing Date under the Assumed Contracts or from Purchaser's use, exploitation, sale or transfer of the Assets after the Closing Date; and

        (c) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

     This indemnity agreement in this Section 5.3 shall be the exclusive remedy of Seller with respect to the matters set forth in Section 5.3(a) , and shall be subject to the following limitations: (i) no claim for indemnification for the matters set forth in Section 5.3(a) shall be made until the aggregate loss or damages to Seller resulting therefrom exceeds $50,000; (ii) Purchaser shall indemnify Seller in full (inclusive of the first $50,000) for any claim for indemnification under Section 5.3(a) when the losses or damages to the Seller resulting from therefrom exceed $50,000; and (iii) in no event shall Purchaser's aggregate indemnification liability with respect to the matters set forth in Section 5.3(a) exceed $1,000,000. The foregoing limitations shall not apply to Purchaser's indemnification obligations with respect to the matters set forth in Section 5.3(b).

     Section 5.4 Limitation. Neither Seller nor Purchaser nor Voxware shall be
                 ----------
entitled to make any claim for indemnification under Section 5.2 and 5.3 with respect to the breach of any representation and warranty contained herein after the date on which such representation and warranty ceases to survive pursuant to
Section 5.1.

     Section 5.5 Subsequent Tax Liability Indemnification. If, subsequent to the
                 ----------------------------------------
Closing Date, any liability for Taxes relating to the Assets or the Business is imposed on Purchaser or its Affiliates with respect to any period prior to the Closing Date for which Seller prepared and filed any return or report of Taxes, then Seller shall indemnify and hold Purchaser and its Affiliates harmless from and against, and shall pay, as an adjustment to the purchase price, the full amount of such tax liability, including any interest, additions to tax or penalties thereon, together with interest on such additions to tax penalties (as well as reasonable attorneys' or other fees and disbursements of Purchaser incurred in determination thereof or in connection therewith). Seller shall, at its sole expense and in its reasonable discretion, either settle any tax claim that may be the subject of indemnification under this Section 5.5 at such time and on such terms as it shall deem appropriate or assume the entire defense thereof, provided, however, that Seller shall in no event take any position in such settlement or defense that subjects Purchaser to any civil fraud or civil or criminal penalty. Notwithstanding the foregoing, Seller shall not consent, without the prior written consent of Purchaser, which prior written consent shall not be unreasonably withheld, to any change in the treatment of any item which would, in any manner whatsoever, affect the tax liability of Purchaser for a period subsequent to the Closing Date.

     Section 5.6 Notice and Defense of Claims. Any Person entitled to
                 ----------------------------
indemnification hereunder (an "Indemnified Party") shall give notice to the Person providing indemnification hereunder (the "Indemnifying Party") promptly after the Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party, at the Indemnifying Party's expense, to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article V unless such failure to give notice materially prejudices the Indemnifying Party's ability to defend such claim. The Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the consent of the Indemnified Party , consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

     Section 5.7 Reimbursement.
                 -------------

        (a) At the time that the Indemnified Party shall suffer a loss because of a breach of any warranty, representation or covenant by the Indemnifying Party or at the time the amount of any liability on the part of the Indemnifying Party under this Article V is determined (which in the case of payment to third persons shall be the earlier of (i) the date of such payments or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability) (such loss or amount being hereinafter referred to as the "Indemnity Claim"), the Indemnifying Party shall forthwith, upon notice from the Indemnified Party pay to the Indemnified Party the amount of the Indemnity Claim. If such amount is not paid forthwith, then the Indemnified Party may, at its option, take legal action against the Indemnifying Party for reimbursement in the amount of its Indemnity Claim. For purposes hereof, the Indemnity Claim shall include the amounts so paid, or determined to be owing, by the Indemnified Party together with costs and reasonable attorney's fees and interest on the foregoing items at the rate of ten percent (10%) per annum from the date of notice that the Indemnity Claim is due from the Indemnifying Party to the Indemnified Party as hereinabove provided, until the Indemnity Claim shall be paid.

        (b) In addition to its other obligations under this Section 5.7, the Indemnifying Party agrees that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding for which indemnification may be required pursuant to this Article V, it will, if it does not assume the defense thereof (for any reason other than a good faith dispute as to whether such indemnification is required under this Article V), reimburse the Indemnified Party on a monthly basis for all reasonable legal fees or other out-of-pocket expenses reasonably incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding. Any such required interim reimbursement payments which are not made to the Indemnified Party within 30 days of a request for reimbursement shall bear interest at the rate of ten percent (10%) per annum from the date of such request.

                  VI. REPRESENTATIONS AND WARRANTIES OF SELLER
                      ----------------------------------------

     Seller represents, warrants and agrees that except as set forth on Schedules attached hereto and numbered to correspond to the following Sections (as such Schedules may be supplemented pursuant to Section 8.5):

     Section 6.1 Organization and Qualification. Seller is a corporation duly
                 ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority to conduct the Business and to own, lease and operate the properties and assets used in connection therewith.

     Section 6.2 Due Authorization; No Conflict. (a) Seller has all requisite
                 ------------------------------
corporate power and authority to execute and deliver this Agreement and the Transaction Agreements and to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Transaction Agreements, the performance by Seller of its obligations hereunder and thereunder, and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller and its stockholders. This Agreement and the Transaction Agreements have been duly executed and delivered by Seller, and this Agreement is, and each of the Transaction Agreements and the other agreement contemplated hereby and thereby to which Seller will be a party will be, upon execution and delivery thereof by Seller, a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditor's rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or in law).

        (b) Seller has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Assets to Purchaser (subject to any consents or waivers of third parties required in connection with such sale, conveyance, assignment, transfer and delivery of the Assets or any part thereof, all of which consent(s) or waiver(s) have been or will have been duly obtained by Seller prior to the Closing Date and are set forth on Schedule 6.2), and the instruments of transfer, conveyance and assignment to be executed and delivered by Seller to Purchaser at the Closing will be valid and binding obligations of Seller, enforceable in accordance with their respective terms, sufficient for purposes of recordation and filing where permitted by law, sufficient to transfer, convey and assign to Purchaser all right, title and interest of Seller in and to the Assets.

        (c) Neither the execution and delivery of this Agreement, the Transaction Agreements or any of the other documents contemplated hereby by Seller nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (i) the Certificate of Incorporation or By-laws of Seller or (ii) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which Seller is a party or by which Seller (or any of the properties or assets of Seller) is subject or bound; (b) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the Assets; (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Assumed Contract; or (d) require Seller or, to the knowledge of Seller, Purchaser to obtain any permit or waiver from, to give any notification to, or to make any filing with, any governmental body or authority or to obtain the approval or consent of any other Person.

     Section 6.3 Title to and Condition of Assets. (a) Seller has, and, upon
                 --------------------------------
payment therefor Purchaser will have, good and marketable title to, or valid and subsisting leasehold interests in or valid licenses to use, all of the Assets, free and clear of any liens, charges, options, security interests or other encumbrances of any nature, options to purchase or lease, restrictions, covenants, conditions, or imperfections of title, whether existing or proposed, except (i) those accepted by the Purchaser which are set forth on Schedule 6.3
                                                                  ------------
hereto; and (ii) the lien of current Taxes not yet due and payable or of Taxes the validity of which is being contested in good faith by appropriate proceedings, so long as such contest does not involve any real danger of the sale, foreclosure or loss of any Assets (collectively, the "Permitted Encumbrances").

        (b) Schedule 2.1(a) hereto includes a true, correct and complete list of
            ---------------
all machinery equipment, computers and computer hardware, system software, manufacturing systems (including tooling), tools, supplies, and other tangible assets of the Seller related to the Business, except for items having a value of less than $100 but not more than $5,000 in the aggregate.

        (c) Schedule 2.1(b) hereto includes a true and completed list of all
            ---------------
Existing Units and spare parts.

     Section 6.4 Financial Information.
                 ---------------------

        (a) Seller has delivered to Purchaser copies of Seller's unaudited balance sheet as of June 30, 1999 (the "Interim Balance Sheet"). June 30, 1999 is herein referred to as the "Interim Balance Sheet Date."

        (b) The Interim Balance Sheet is in accordance with the books and records of Seller and presents fairly as of the date thereof the financial condition of the Seller (subject to year end adjustments that may be required upon audit, which adjustments will not have a material adverse effect on such financial statements).

        (c) All inventory of Seller used in the conduct of the Business, including, without limitation, raw materials, work-in process and finished goods, reflected on the Interim Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of business. Purchaser understands, however, that Seller has discontinued the Business, and the parties agree that all inventory and other tangible assets being acquired by Purchaser hereunder are, except as otherwise specifically set forth herein, being sold strictly on an "as-is" basis. Seller is not under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers.

        (d) Since the Interim Balance Sheet Date, there has been no Material Adverse Change in the Assets, whether as a result of any legislative or regulatory change, fire, explosion, accident, casualty, flood, drought, riot, storm, condemnation or act of God or otherwise.

     Section 6.5 Taxes.
                 -----

        (a) (i) Seller has filed on a timely basis (taking into account any extensions received from the relevant taxing authorities) all returns and reports pertaining to all U.S. federal, state, local and foreign income, profits, unemployment compensation, payroll, social security, franchise, unincorporated business, capital, general corporate, sales, use, occupation, property, excise and any and all other taxes (all such taxes, irrespective of the period for which such taxes are payable or attributable, hereinafter referred to as "Taxes") relating to the Assets and the use thereof that are or were required to be filed with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects, (ii) all Taxes (including interest, additions to tax and penalties thereon together with interest on such additions to tax and penalties) relating to the Assets that are due from or may be asserted against Seller (including deferred taxes) in respect of or attributable to all periods ending on or before the Closing Date have been fully paid, deposited or adequately provided for on the books and financial statements of the Seller, (iii) no issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to in clause (i) which might be determined adversely to the Seller and which could have a material adverse effect on the Assets, (iv) Seller has not given or been requested to give waivers or extensions of any statute of limitations with respect to the payment of Taxes, and (v) no tax liens which have not been satisfied or discharged by payment or concession by the relevant taxing authority or as to which sufficient reserves have not been established on the books and financial statements of the Seller are in force as of the date hereof with respect to any of the Assets.

        (b) All Taxes relating to the Assets that Seller is or was required by law to withhold, to deposit or to collect have been duly withheld, deposited or collected and, to the extent required, have been paid to the relevant taxing authority.

     Section 6.6 Events Subsequent to the Interim Balance Sheet Date. Since the
                 ---------------------------------------------------
Interim Balance Sheet Date, Seller has not (a) mortgaged, pledged or subjected to lien any of the Assets, tangible or intangible, other than liens of current real property taxes not yet due and payable; (b) sold, assigned or transferred any of its tangible assets which would have been included in the Assets if the Closing had been held on the Interim Balance Sheet Date or on any date since then except for the sale of inventory in the ordinary course of business; (c) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset or Intellectual Property which is part of the Assets; or (d) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Assets.

     Section 6.7 Assumed Contracts. Except as set forth on Schedule 6.7, each of
                 -----------------                         ------------
the Assumed Contracts listed on Schedule 2.3, is a valid and binding obligation of Seller and, to the knowledge of Seller, the other parties thereto, enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect, and neither Seller nor, to the knowledge of Seller, any other party thereto has breached any material provision of, nor is in default under the terms of (and, to the knowledge of Seller, no condition exists which, with the passage of time, the giving of notice, or both, would result in a default under the terms of), any of the Assumed Contracts. Each of the Assumed Contracts is validly assignable to the Purchaser without the consent of any other party thereto so that, after the assignment thereof to the Purchaser pursuant to this Agreement, the Purchaser will be entitled to the full economic and other benefits thereof.

     Section 6.8 Litigation. Except as set forth on Schedule 6.8, (i) Neither
                 ----------                         ------------
Seller, any Affiliate of Seller, nor any director, officer, employee or agent of Seller (in their capacity as such), is a party to any pending or, to the knowledge of Seller, threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, before or by any court or governmental board, commission, agency, department or office, or private arbitration tribunal, nor does Seller know, after due inquiry, of any basis therefor; (A) arising in connection with the conduct by Seller of the Business, (B) to restrain, prohibit or invalidate, or to obtain damages or other relief from Seller, or any of its directors or officers, or equitable or other relief in respect of this Agreement or the transactions contemplated hereby, (C) which arises out of any contract, agreement, letter of intent or arrangement alleged to have been entered into or agreed to by Seller and which conflicts with this Agreement or the transactions contemplated hereby, or gives rise to a claim or right of any kind of any person as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, or (D) which, if successful, could adversely affect the right of Purchaser after the Closing Date to own the Assets and to utilize the assets in its business; and (ii) Seller is not a party or subject to any order, ruling, judgment, decree which affects the Assets, or which would prevent the transactions contemplated by this Agreement.

     Section 6.9 Compliance with Law. To the Seller's best knowledge, the
                 -------------------
Business has been conducted, and is now being conducted, and the Assets have been used and are now being used, in compliance with all applicable laws, rules, regulations and court or administrative orders and processes.

     Section 6.10 Brokers. Neither Seller nor any of its Affiliates has paid or
                  -------
become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

     Section 6.11 Intellectual Property. Seller in the conduct of the Business
                  ---------------------
did not utilize any patent, trademark, trade name, or service mark, or any material copyright, licensed technology or software except for those listed on
Schedule 2.1(d) and except for Excluded Assets. There is no patent, trademark,
---------------
trade name, service mark, copyright, trade secret or knowhow which is used in connection with the HDH Business and which was also used in connection with the Business. Except as set forth on Schedule 6.11, Seller owns or is licensed
                                 -------------
exclusively or otherwise has the exclusive right to use all the Intellectual Property listed on Schedule 2.1(d). All licenses, if any, of Seller to use all
                   ---------------
Intellectual Property listed on Schedule 2.1(d) are in full force and effect and
                                ---------------
neither the Seller nor, to the knowledge of Seller, any of the other parties to such licenses are in breach in any material respect of any provision of, or in default in any material respect under any of the terms of, such licenses. Seller has not granted any person any license or other right to use any of the Intellectual Property listed on Schedule 2.1(d), whether requiring the payment
                                ---------------
of royalties or not. To the best of Seller's knowledge, the Assets do not infringe upon or unlawfully or wrongfully use any patent, trademark, trade name, service mark, copyright, trade secret or know-how owned or claimed by another, and to the best of Seller's knowledge, no Person is infringing upon, or is in violation of, any of Seller's Intellectual Property or rights thereto. Except as
(i) set forth in Section 2.4 and (ii) shall be set forth on Schedule 6.11,
                                                            -------------
subsequent to the Closing, neither Seller nor any of its current or former directors, officers or employees shall own, have an interest in or have the right to use any Intellectual Property listed on Schedule 2.1(d). Except as (i)
                                                 ---------------
set forth in Section 2.4 and (ii) shall be set forth on Schedule 6.11, all licences, trademarks, service marks, copyrights, trade names and other Intellectual Property listed on Schedule 2.1(d) are owned or are useable on a
                                ---------------
royalty-free basis by Seller, and will continue to be so owned or useable on a royalty-free basis by Purchaser after the Closing Date. There is no pending or, to the knowledge of Seller, threatened claim or litigation against Seller contesting the rights to use its Intellectual Property in the conduct of the Business, asserting the misappropriation or misuse of any thereof or asserting that Seller has violated or infringed the rights of another party. This Agreement and the transactions contemplated hereby will not in any manner affect Purchaser's rights with respect to, or ability to use, the Intellectual Property listed on Schedule 2.1(d).
                   ---------------

     Section 6.12 Assets. Other than this Agreement, there are no existing
                  ------
agreements, options, commitments or rights with, of or to any person to acquire any of Seller's Assets or any interest therein.

     Section 6.13 No Product Liabilities; Product Warranties.
                  ------------------------------------------

        (a) To Seller's best knowledge, except as set forth on Schedule 6.13
                                                               -------------
hereto, Seller has not incurred, nor does Seller know of or have any reason to believe there is any basis for alleging, any liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions or otherwise) ("Product Liability") with respect to any product sold or service rendered by Seller, whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

        (b) Seller has furnished Purchaser with all forms of warranties or guarantees of Seller's products and services that are in effect or were used by Seller in the conduct of the Business. There are no pending or, to the knowledge of Seller, threatened claims under any warranty or guaranty against Seller.

     Section 6.14 Disclosure. Seller has not failed to disclose to Purchaser any
                  ----------
material adverse information with respect to the Assets, and no information furnished by or on behalf of Seller to Purchaser, taken generally with other information furnished to Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary to make such statement, in the light of the circumstances under which it was made, not misleading.

                       VII. REPRESENTATIONS AND WARRANTIES
                            ------------------------------
                            OF PURCHASER AND VOXWARE
                            ------------------------

     Purchaser and Voxware hereby jointly and severally represent and warrant to Seller as follows:

     Section 7.1 Organization. Each of Purchaser and Voxware is a corporation
                 ------------
duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own or lease its properties and carry on its business as presently conducted.

     Section 7.2 Due Authorization; No Conflict.
                 ------------------------------

        (a) Each of Purchaser and Voxware have all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which they are parties and to perform fully their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Agreements by Purchaser and Voxware, the performance by Purchaser and Voxware of their obligations hereunder and thereunder, and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each of Purchaser and Voxware, respectively. This Agreement and the Transaction Agreements have been duly executed by Purchaser and Voxware, respectively, and this Agreement is, and each of the Transaction Agreements will be, upon execution and delivery thereof by Purchaser and Voxware, a legal, valid and binding obligation of each of Purchaser and Voxware, enforceable against each of them in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

        (b) The issuance of the Payment Shares, the Warrants and the Warrant Shares has been duly authorized by all necessary corporate action on the part of Voxware. The Warrants, upon execution thereof by Voxware and delivery by Purchaser, will be legal, valid and binding obligations of Voxware enforceable against it in accordance with their terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law). The Payment Shares and the Warrant Shares, when issued and delivered in accordance with this Agreement and the Warrants, respectively, will be duly and validly issued, fully paid and nonassessable shares of Common Stock. Voxware has reserved sufficient shares of Common Stock for issuance upon exercise of the Warrants.

        (c) Except as set forth in Schedule 7.2, neither the execution and
                                   ------------
delivery of this Agreement or the Transaction Agreements by Purchaser and Voxware nor the consummation of the transactions contemplated hereby or thereby by each of Purchaser and Voxware will (a) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (i) their respective Certificates of Incorporation or By-laws, or (ii) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which either Purchaser or Voxware is a party or by which either of them (or any of their respective properties or assets) is subject or bound; (b) result in the creation of, or give any party the right to create, any lien, charge, encumbrance, security interest or other adverse interest upon any property or asset of Purchaser or Voxware; (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any agreement or commitment to which Purchaser or Voxware is a party or by which either of them (or any of their respective properties or assets) is subject or bound which would have a Material Adverse Effect on the business of Purchaser or Voxware; or (d) require Purchaser or Voxware to obtain any authorization, consent, approval or waiver from, to give notification to, or to make any filing (other than filing to qualify as a foreign corporation where necessary) with, any governmental body or authority, or to obtain the approval or consent of any other Person, except for such approvals as may be required under Federal and State securities laws in order to comply with the registration provision of the Rights Agreement.

     Section 7.3 SEC Filings.
                 -----------

        (a) Voxware has made available to Seller (i) its annual report on Form 10-K for its fiscal year ended June 30, 1999 (the "10-K"), (ii) its quarterly report on Form 10-Q for its fiscal quarters ended September 30, 1999 and December 31, 1999 (the "10-Qs") and (iii) its current report on Form 8-K, as filed with the SEC on October 6, 1999 (the "8-K") (the 10-K, 10- Qs and 8-K are collectively referred to herein as the "Filings"). None of the Filings, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and all such filed documents (including the financial statements contained therein), as of their respective filing dates, complied as to form in all material respects with the applicable requirements of the Exchange Act.

        (b) The financial statements of Voxware (including the related notes) included in each of the Filings fairly present the financial position of Voxware and the results of operations and changes in financial condition as of the dates and periods therein specified. Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise noted therein).

     Section 7.4 No Material Adverse Change. Since December 31, 1999, there has
                 --------------------------
been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Purchaser or Voxware, taken as a whole.

     Section 7.5 Brokers. Neither Purchaser, Voxware nor any of their respective
                 -------
Affiliates has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

                                VIII. COVENANTS
                                      ---------

     Section 8.1 Conduct and Preservation of Business. Except as contemplated by
                 ------------------------------------
this Agreement, during the period from the date hereof to the Closing Date, Seller shall (i) use its best efforts to maintain, preserve and protect the Assets; (ii) comply in all material respects with all laws, ordinances, rules, regulations and orders applicable to the Assets; (iii) not cause nor permit to occur any of the events or occurrences described in Section 6.6; and (iv) not take any action or omit to take any action which act or omission would result in the inaccuracy of any of its representations and warranties set forth herein if such representations or warranties were to be made immediately after the occurrence of such act or omission.

     Section 8.2 Access to Information; Confidentiality. Between the date of
                 --------------------------------------
this Agreement and the Closing Date, Seller will (i) permit Purchaser's authorized representatives reasonable access during normal business hours to all of its books and records relating to the Assets; (ii) permit Purchaser to make such inspections thereof as Purchaser may reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the Seller's operations. Each of Purchaser and Voxware and Seller will hold, and shall cause their counsel, independent certified public accountants, appraisers and investment bankers to hold in confidence any confidential data or information made available to it by the other in connection with this Agreement using the same standard of care to protect such confidential data or information as is used to protect its own confidential information. If the transactions contemplated by this Agreement are not consummated, each of Purchaser and Voxware and Seller agrees that it shall return or cause to be returned to the other all written materials and all copies thereof that were supplied to it by the other and that contain any such confidential data or information. Notwithstanding the foregoing, information provided by each party to the other hereunder will be subject to the terms of the Mutual Nondisclosure Agreement.

     Section 8.3 Filings and Authorizations. Each of Seller, Purchaser and
                 --------------------------
Voxware, as promptly as practicable, (i) will make, or cause to be made, all filings and submissions required under laws, rules and regulations applicable to it, or to its subsidiaries and affiliates, as may be required for it to consummate the transactions contemplated hereby; (ii) will use their respective reasonable efforts to obtain, or cause to be obtained, all permits and waivers from all Persons and governmental or public authorities or bodies necessary to be obtained by each of them, or any of their respective subsidiaries or Affiliates, in order for each of them, respectively, so to consummate such transactions; and (iii) will use their respective best efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for each of them to fulfill their respective obligations hereunder. In particular, Seller shall seek and use its reasonable best efforts to obtain all consents necessary to any assignment to Purchaser of the Assumed Contracts. Seller and Purchaser will coordinate and cooperate with one another in exchanging information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing. Purchaser and Voxware shall each use its reasonable efforts to assist Seller in obtaining all consents required under the Assumed Contracts as a result of this Agreement and the transactions contemplated hereby.

     Section 8.4 Public Announcements.
                 --------------------

        (a) Unless and to the extent required by law, each party hereto will agree in advance prior to the issuance by either of any press release or the making of any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the agreement of the other party. In the event that any party is required to issue a press release or make a public statement by law, it will notify the other parties of the contents thereof in advance of the issuance or making thereof.

        (b) Seller agrees to provide a quote from an executive of The Hillman Company for inclusion in a press release announcing the transactions contemplated hereby, such quote to be mutually agreed upon by Purchaser, Voxware and Seller and The Hillman Company prior to the Closing Date.

     Section 8.5 Schedules. From time to time prior to the Closing Date, Seller
                 ---------
will promptly supplement or amend its disclosure schedules and the exhibits hereto with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules and Exhibits hereto. No supplement or amendment of a Schedule or Exhibit made pursuant to this Section shall be deemed to cure any breach of, affect or otherwise diminish any representation or warranty made in this Agreement unless Purchaser specifically agrees thereto in writing.

                      IX. CERTAIN ACTIONS AFTER THE CLOSING
                          ---------------------------------

     Section 9.1 Maintenance of Books and Records. Each of Seller and Purchaser
                 --------------------------------
shall preserve until the sixth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the Assets or the Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the Assets or the Business prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its Affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

     Section 9.2 Tax Returns Through Closing. Seller shall prepare and file on a
                 ---------------------------
timely basis all reports and returns of Taxes relating to the Assets or the Business with respect to all periods through and including the Closing Date and shall pay or cause to be paid when due all Taxes relating to the Assets or the Business for such periods, including any interest, additions to tax or penalties thereon together with interest on such additions to tax or penalties. Seller shall be entitled to receive any tax refund to which the Seller may be entitled in respect of any period prior to, through and including the Closing Date.

     Section 9.3 Purchaser to Act as Agent for Seller. This Agreement shall not
                 ------------------------------------
constitute an agreement to assign any contract right included among the Assets if any attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way adversely affect the rights of Seller thereunder. If such consent is not obtained or if any attempted assignment would be ineffective or would adversely affect Seller's rights thereunder so that Purchaser would not in fact receive all such rights, then Purchaser shall act as the agent for Seller in order to obtain for Purchaser the benefits thereunder. Nothing herein shall be deemed to make Purchaser Seller's agent in respect of the Excluded Assets.

     Section 9.4 Delivery of Property Received by Seller or Purchaser After
                 ----------------------------------------------------------
Closing. From and after the Closing, Purchaser shall have the right and
-------
authority to collect, for the account of Purchaser, all Assets which are intended to be transferred to Purchaser as provided in this

Agreement. Seller agrees that it will transfer or deliver to Purchaser, promptly after the receipt thereof, any cash or other property which Seller receives after the Closing Date in respect of any Assets intended to be transferred to Purchaser under this Agreement. In addition, Purchaser agrees that it will transfer or deliver to Seller, promptly after receipt thereof, any cash or other property which Purchaser receives after the Closing Date in respect of any assets not transferred or intended to be transferred to Purchaser as part of the Assets under this Agreement.

     Section 9.5 Purchaser Appointed Attorney for Seller. Seller, effective at
                 ---------------------------------------
the Closing Date, hereby constitutes and appoints Purchaser, its successors and assigns, the true and lawful attorney of Seller, in the name of either Purchaser or Seller (as Purchaser shall determine in its sole discretion) but for the benefit of Purchaser: (i) to institute and prosecute all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets as provided for in this Agreement; (ii) to defend or compromise any and all actions, suits or proceedings in respect of any of the Assets, and to do all such acts and things in relation thereto as Purchaser shall deem advisable; and (iii) to take all action which Purchaser, its successors or assigns may reasonably deem proper in order to provide for Purchaser, its successors or assigns, the benefits under any of the Assets where any required consent of another party to the sale or assignment thereof to Purchaser pursuant to this Agreement shall not have been obtained. Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. Purchaser agrees to act in good faith in seeking to collect, assert or enforce any claim against any third party in accordance with this Section 9.5.

     Section 9.6 Further Assurances. Seller from time to time after the Closing,
                 ------------------
at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets. Each of the parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                                 X. TERMINATION
                                    -----------

     Section 10.1 Termination Events. Subject to the provisions of Section 10.2,
                  ------------------
this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated and abandoned:

        (a) By either Seller on one hand or Purchaser and Voxware on the other if a material default or breach shall be made by the other party with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of the representations and warranties contained in Article VI or VII, as the case may be, and such default cannot be cured and has not been waived;

        (b) By written mutual consent of Seller, Purchaser and Voxware;

        (c) By Purchaser or Voxware if Seller amends or supplements any Schedule hereto in accordance with Section 8.5 hereof and such amendment or supplement constitutes a Material Adverse Change in the Assets or Purchaser's ability to use the Assets in its business after the date hereof; or

        (d) By Purchaser or Voxware, if the conditions set forth in Article III hereof shall not have been met (or shall not, in the reasonable judgment of Purchaser, be capable of being met), or by Seller, if the conditions set forth in Article IV hereof shall not have been met (or shall not, in the reasonable judgement of the Seller, be capable of being met), in each case by February, 2000.

     Section 10.2 Effect of Termination. In the event this Agreement is
                  ---------------------
terminated pursuant to Section 10.1, all further obligations of the parties hereunder shall terminate, no party shall have any right against the other party hereto, except as set forth in Section 8.2 and this Section 10.2, and each party shall bear its own costs and expenses, except that if this Agreement is so terminated by one party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, it is expressly agreed and understood that the terminating party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall survive such termination unimpaired.

                                XI. MISCELLANEOUS
                                    -------------

     Section 11.1 Expenses. Except as provided herein, each party to this
                  --------
Agreement shall pay its own Transaction Costs relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

     Section 11.2 Risk of Loss. Subject to Section 2.8(b), the risk of loss or
                  ------------
damage to any of the Assets, transfer of which is contemplated hereby, shall remain with Seller until the Closing, and the Seller shall maintain its insurance policies covering the Assets through the Closing. With respect to the Assets, if prior to the Closing, all or any part of the Assets are destroyed or damaged by fire or the elements or by any other cause, Seller shall within ten
(10) days provide written notice thereof to Purchaser and shall also provide Purchaser, together with such notice, copies of all insurance then in force relating to such Assets, whereupon Purchaser may, by written notice to Seller within twenty (20) days after receipt of notice of the occurrence, elect in writing not to purchase such Assets if such damage exceeds $100,000 and Seller does not agree to repair, restore and replace such Assets to Purchaser's reasonable satisfaction within 60 days of the notice of the casualty delivered to Purchaser. Purchaser's election to so terminate may be exercised, however, if after Seller agrees to so repair, restore and replace, Seller fails to effect such repair, restoration and replacement within such 60 day period. Upon such election, this Agreement shall wholly cease and terminate. If all or any part of the Assets are so destroyed and Seller has not made the required repairs or restoration but this Agreement is not so terminated by Purchaser, this Agreement shall not be affected, but Seller, at the Closing, shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to the policies of insurance insuring against the loss and

Seller's interest in sums payable thereunder and Seller shall pay to Purchaser the amount of any deductibles under such insurance policies and any payments theretofore made on account of the destruction or damage, but only to the extent of the value of the Assets not so repaired or restored by the Seller.

     Section 11.3 Amendment. This Agreement shall not be amended or modified
                  ---------
except by a writing duly executed by all the parties hereto.

     Section 11.4 Entire Agreement. This Agreement, including the Exhibits and
                  ----------------
Schedules hereto, the Transaction Agreements and the other instruments, agreements and documents delivered pursuant to this Agreement contain all of the terms, conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

     Section 11.5 Headings. The headings contained in this Agreement are
                  --------
intended solely for convenience and shall not affect the rights of the parties to this Agreement.

     Section 11.6 Notices. All notices, requests, demands and other
                  -------
communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered to the persons identified below, (b) seven calendar days after mailing if mailed, with proper postage, by certified or registered first-class mail, postage prepaid, return receipt requested, addressed as follows:

     If to Seller:       InRoad, Inc.
                         2025 First Avenue
                         Market Place Tower, #1250
                         Seattle, Washington 98121
                         Telecopy: (206) 441-2954
                         Attention: Mr. Al Stephan

     With a copy to:     Gray Cary Ware & Freidenrich
                         701 Fifth Avenue, Suite 3600
                         Seattle, Washington 98104
                         Telecopy: (206) 839-4801
                         Attention: John M. Steel, Esq.

     If to Purchaser:    Voxware, Inc.
                         305 College Road East
                         Princeton, New Jersey 08540
                         Telecopy: (609) 514-4102
                         Attention: Mr. Nicholas Narlis

     With a copy to:     Fulbright & Jaworski L.L.P.
                         666 Fifth Avenue
                         New York, New York  10103

                         Telecopy: (212) 752-5958
                         Attention: Lawrence A. Spector, Esq.

(c) on the date of receipt if sent by telecopy, and confirmed in writing in the manner set forth in (b) on or before the next day after the sending of the telecopy or (d) one business day after delivery to a nationally recognized overnight courier service marked for overnight delivery. Such addresses and numbers may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.6.

     Section 11.7 Severability. If any term or other provision of this Agreement
                  ------------
is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

     Section 11.8 Waiver. Waiver of any term or condition of this Agreement by
                  ------
any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition hereof.

     Section 11.9 Governing Law. This Agreement shall be governed by and
                  -------------
construed in accordance with the law of the State of New York, without regard to the conflicts of laws principles thereof; provided that such choice of New York law shall not be deemed to cause any bulk transfer or similar laws of the State of New York to apply to the transactions contemplated by this Agreement.

     Section 11.10 Force Majeure. Neither party shall be responsible to the
                   -------------
other for failure to perform any of the obligations (other than the obligation to pay money) imposed by this Agreement, provided such failure shall be occasioned by fire, flood, explosion, lighting, windstorm, earthquake, subsidence of soil, failure or destruction, in whole or in part, of machinery or equipment, failure of supply of materials, discontinuance in the supply of power, government interference, civil commotion, riot, war, strikes, labor disturbance, transportation difficulties, labor shortage, acts of third parties, or by any other cause beyond the reasonable control of the party in question.

     Section 11.11 Third Parties. Except as specifically set forth or referred
                   -------------
to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors or assigns any rights or remedies under or by reason of this Agreement.

     Section 11.12 Counterparts. This Agreement may be signed in two or more
                   ------------
counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

     IN WITNESS WHEREOF, the undersigned have duly executed this Acquisition Agreement as of the date set forth above.

                                      VOXWARE, INC.


                                      By: /s/ Bathsheba J. Malsheen
                                         --------------------------
                                          Name: Bathsheba J. Malsheen
                                          Title: President and CEO

                                      VERBEX ACQUISITION CORPORATION


                                      By: /s/ Bathsheba J. Malsheen
                                         --------------------------
                                          Name: Bathsheba J. Malsheen
                                          Title: President and CEO

                                      INROAD, INC.


                                      By: /s/ Allan H. Stephan
                                         ---------------------
                                          Name: Allan H. Stephan
                                          Title: President